The following funds had service shares added as noted below:

Effective Date          Fund
----------------------------
March 19, 2001          Oppenheimer Strategic Bond Fund/VA
July 16, 2001           Oppenheimer Main Street Small Cap Fund/VA
September 18, 2001      Oppenheimer Capital Appreciation Fund/VA
September 18, 2001      Oppenheimer High Income Fund/VA